EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 10, 2025 with respect to the statements of condition including the related portfolio schedules of ETF Allocation Portfolio 2025-2 and ETF Diversified Income Portfolio 2025-2 (included in Invesco Unit Trusts, Series 2426) as of June 10, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-286379) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
June 10, 2025